Exhibit 10.2

March 21, 2023

Cyrus Harmon

VIA EMAIL

Dear Cyrus:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Olema Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.SEPARATION. Your employment termination date will be March 24, 2023 (the “Separation Date”).  Notwithstanding the termination of your employment relationship, you will remain a member of the Company’s Board of Directors (the “Board”).

2.ACCRUED SALARY.  On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to this payment by law.  Because the Company has a nonaccrual vacation/PTO policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.

3.SEVERANCE BENEFITS. If you timely sign this Agreement, allow it to become effective, and comply with your obligations under it, then the Company will provide you the following severance benefits:

(a)Severance Payment.  The Company will pay you a lump-sum severance payment equal to (i) 12 months of your base salary in effect as of the Separation Date, plus (ii) your target bonus for 2023, prorated based on your months of service as an employee during 2023.  This severance payment will be subject to standard payroll deductions and withholdings and paid no later than on the 60th day following the Separation Date.

(b)To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.  As an additional severance benefit under this Agreement, provided that you timely elect continued coverage under COBRA, then the Company will pay you a lump-sum amount of $51,408 which is equal to the COBRA premiums to continue your health insurance for one year following the Separation Date.  This payment will be subject to standard payroll deductions and withholdings and paid with the severance payment under Section 3(a) above.  You may, but are not required to, use this payment for health insurance premiums.

4.EQUITY AWARDS.  Because your service as a member of the Board will be continuous, your termination of employment will not constitute a termination of service.  Thus, vesting of your outstanding equity awards to acquire the Company’s common stock (the “Equity Awards”) will

not cease as of the Separation Date but instead shall continue until your Board service ceases.   Your Equity Awards shall continue to be governed by the plans under which they were granted and all applicable grant notices and agreements, except that in the event your service as a Board member ceases prior to the expiration of any Equity Awards, you shall have a 24-month period following cessation of Board service to exercise all then-vested  Equity Awards.  You understand that any Equity Awards that you hold as of the Separation Date that qualify as “incentive stock options” will cease to qualify as such three months after the Separation Date, and instead will be treated as “nonqualified stock options” for tax withholding and reporting purposes.

5.TAXES AND WITHHOLDING.  As a member of the Board, the Company will not withhold any amount for taxes, social security or other payroll deductions relating to your Board service.  The Company will issue you a Form 1099 with respect to any compensation resulting from your Board service.  Any taxable income resulting from your employment, including taxes upon exercise of nonqualified stock options or settlement of restricted stock units granted to you in your capacity as an employee, will be reported to you as employment income on Form W-2 and be subject to withholding that you will be required to satisfy to the extent required by law.  You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.

6.OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  You further acknowledge and agree that you are accepting the benefits set forth herein in full satisfaction of any severance benefits you are eligible to receive from the Company under any plan or agreement, including (without limitation) under the terms of your November 13, 2020 amended and restated offer letter with the Company.

7.EXPENSE REIMBURSEMENTS.  You agree that, within 30 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.RELEASE OF CLAIMS.

(a)General Release of Claims.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)Scope of Release.  This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act.  You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so.  You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)ADEA Release.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have 21 days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d)Section 1542 Waiver. In giving the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)Exceptions.  Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Certificate of Incorporation and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(f)Protected Rights.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.  Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9.RETURN OF COMPANY PROPERTY.  Following your Separation Date, it is agreed that you will provide focused ongoing support to the Company, at the direction of the Chief Executive Officer, relating to the drafting and preparation of a scientific manuscript (“Manuscript Drafting”) targeted for submission to a leading peer reviewed scientific journal by June 30, 2023.  Excepting Company documents and information (i) expressly identified by you as needed for the Manuscript Drafting, or (ii) which you have obtained via the Olema Board portal or otherwise and which you believe are relevant as part of your ongoing non-employee Board Director role, you agree that within ten days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property which to your knowledge is in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, laptop(s) with Company information, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part).  You will work with the Chief Executive Officer or his designee on identifying what Company documents and information you need for Manuscript Drafting, and the return of that information upon submission of the manuscript to the peer reviewed scientific journal for publication; provided that the Olema property specifically listed in Exhibit A will be transferred to you on the Separation Date at no cost.

10.CONFIDENTIAL INFORMATION OBLIGATIONS.  You acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Invention Assignment Agreement.

11.NON-DISPARAGEMENT.  Except to the extent permitted by Section 8(f), you agree not to disparage the Company or its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.  In addition, nothing in this provision or this Agreement  prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law, or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable

12.NO VOLUNTARY ADVERSE ACTION.  You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

13.COOPERATION.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

14.NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15.REPRESENTATIONS.  You hereby represent that you have been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family

Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16.DISPUTE RESOLUTION. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/).  By agreeing to this arbitration procedure, both you and the Company waive the right to have any claim resolved through a trial by jury or judge.  You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense.  This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”).  In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.  The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition.  In addition, the arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17.MISCELLANEOUS.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.  You have 21 calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Sean Bohen
Sean P. Bohen, M.D., Ph.D.
President and Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Cyrus Harmon
Cyrus Harmon

3/21/2023
Date

Exhibit A

To be inserted by Cyrus and company reviewed/approved.